Exhibit 99.2

PROMISSORY NOTE

(this "Note")

Borrower:	Barron Consulting of 2346 East 3395, Salt Lake City, UT 84109 (the "Borrower")

Lender:	Motos America Inc. of 510 S 200 W, #120, SLC, UT 84101 (the "Lender")

Principal Amount:   $500,000.00 USD

1.	FOR VALUE RECEIVED, The Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the principal sum of $500,000.00 USD, with interest payable on the unpaid principal at the rate of 6.75 percent per annum, calculated yearly not in advance, beginning on April 15, 2022.

2.	Interest only for 24 months. Principle will be paid at the end of the 24-month term.

3.	At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to the Lender without further bonus or penalty.

4.	The undersigned guarantor waives diligence, demand for payment, extension of time for payment, notice of acceptance of this guaranty, and indulgences and notice of every kind, and consents to any and all forbearances and extensions of the time for payment or performance under this Agreement and to any and all changes in the terms of this Agreement. Lender may enforce this guaranty without first resorting to or exhausting other remedies provided by the Agreement or the law. Guarantor agrees to pay all reasonable costs and attorneys’ fees incurred by Lender in enforcing this guaranty. Guarantor signs this Guaranty in consideration of Borrower’s willingness to enter into this Note with Lender.

4.	Notwithstanding anything to the contrary in this Note, if the Borrower defaults in the performance of any obligation under this Note, then the Lender may declare the principal amount owing and interest due under this Note at that time to be immediately due and payable.

5.	The Borrower shall be liable for all costs, expenses and expenditures incurred including, without limitation, the complete legal costs of the Lender incurred by enforcing this Note as a result of any default by the Borrower and such costs will be added to the principal then outstanding and shall be due and payable by the Borrower to the Lender immediately upon demand of the Lender.

6.	If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

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7.	This Note will be construed in accordance with and governed by the laws of the State of Utah.

8.	This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal

Barron Consulting LLC

/s/ Vance Harrison	Date Apr 11 2022 21:23 MST

By: Vance Harrison, Managing Member

/s/ Vance Harrison	Date Apr 11 2022 21:23 MST

Vance Harrison, Individual Guarantor

Motos America Inc.

/s/ Terina Liddiard	Date Apr 11 2022 14:46 MST

By: Terina Liddiard, Secretary/Treasurer

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